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                                                                    EXHIBIT 99.1

[LOGO OF LYONDELL APPEARS HERE]

                                                                    NEWS RELEASE

For information, contact:
Media - Anne M. Knisely (713) 309-2643
Investors - Doug Pike (713) 309-7141                       FOR IMMEDIATE RELEASE


                  Lyondell Announces $337 Million Note Offering

      HOUSTON, Nov. 26, 2002 - Lyondell Chemical Company (NYSE: LYO) today announced that it is selling $337 million of 9-1/2% senior secured notes due in 2008. The notes are priced at 97.75% to yield approximately 10%. The terms of the notes will be the same as the terms of Lyondell's currently outstanding 9-1/2% notes due 2008, except for the amount of the first interest payment due December 15, 2002. The net proceeds will be used to prepay a portion of the approximately $418 million of outstanding term loans under Lyondell's credit facility. The offering is expected to close December 4, 2002.

      The senior secured notes will be offered only to qualified institutional buyers and other eligible purchasers in a Rule 144A private placement offering. The notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

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The statements in this release relating to matters that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the cyclical nature of the chemical and refining industries; global economic conditions; industry production capacity and operating rates; the supply/demand balance for Lyondell's and its joint ventures' products; competitive products and pricing pressures; availability, cost and volatility of raw materials and utilities; access to capital markets; governmental regulatory actions and political unrest; technological developments and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Lyondell's Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission in March 2002, and Lyondell's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, which was filed in November 2002.

Lyondell Chemical Company
www.lyondell.com